For Immediate Release
Contact: Cindy McCann
VP of Investor Relations
512.542.0204

Whole Foods Market Reports Fourth Quarter 2008 Results;
Company Announces $425 Million Equity Investment;
Updates Fiscal Year 2009 Outlook

November 5, 2008. Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week fourth quarter and 52-week fiscal year ended September 28, 2008. All year-over-year percentage increases for the current quarter and year have been adjusted to exclude the extra week in the fourth quarter last year. For the quarter, sales increased 13% to $1.8 billion. Excluding $49.2 million in sales last year from 35 subsequently divested Henry’s and Sun Harvest stores and 13 of the subsequently closed Wild Oats stores, sales for the quarter increased 16%. Comparable store sales increased 0.4% versus an 8.2% increase in the prior year. Identical store sales, excluding eight relocated stores and two major expansions, decreased 0.5% versus a 6.0% increase in the prior year. The Wild Oats stores entered the comparable and identical store sales base in the fifty-third full week following the August 28, 2007 merger date and were included in results for the last four weeks of the quarter.

In a separate release, the Company also announced an agreement for $425 million of additional equity from the sale of Series A Preferred Stock to Green Equity Investors V, L.P., an affiliate of Leonard Green & Partners, L.P. This amount equates to an ownership interest, assuming conversion of the preferred stock to common stock, of approximately 17% at this time.

“We are pleased that Leonard Green & Partners, L.P., one of the most experienced and successful investors in the retail industry, has decided to make such a significant investment in Whole Foods Market. We view it as a strong vote of confidence in our business model and our long-term growth prospects, despite the current economic environment,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “This investment, combined with our strong cash flow from operations, gives us the financial flexibility to manage through these difficult economic times while continuing to prudently invest in our long-term growth. From both an operational and capital expenditure standpoint, we consider our current store development pipeline of 66 stores to be very manageable over the next four years.”

For the quarter, store contribution was $119.5 million or 6.7% of sales, and G&A expenses were $54.7 million or 3.1% of sales.  For the quarter, the Company’s effective tax rate was 90.3%, net income was $1.5 million, and diluted earnings per share were $0.01, including significant charges in the quarter as follows:

▪	$14.7 million, or $0.05 per diluted share, in charges related to idle Wild Oats properties;
▪	$5.5 million, or $0.02 per diluted share, in non-cash charges related to 13 lease terminations of Whole Foods Market stores in development;
▪	$1.5 million, or $0.01 per diluted share, in non-cash charges related to asset impairments at two Wild Oats locations; and
▪	$6.1 million, or $0.04 per diluted share, in tax charges resulting from the repatriation of $60 million in cash from the Company’s Canadian subsidiary in the fourth quarter.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

The Company’s high effective tax rates of 90.3% for the quarter and 44.5% for the fiscal year were primarily due to the repatriation of cash in the fourth quarter. Excluding the cash repatriation charge, the Company’s effective tax rates were 50.8% for the quarter and 41.6% for the year. The 41.6% effective tax rate for the fiscal year, excluding the cash repatriation charge, was slightly higher than the 40.8% rate used to calculate net income and diluted earnings per share in the first three quarters of the year, resulting in a $1.4 million adjustment that increased the effective tax rate in the fourth quarter to 50.8%. The diluted per share amounts in the charges above were calculated using the Company’s quarterly effective tax rate of 50.8% excluding the Canadian cash repatriation.

For the quarter, earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $82 million, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) were approximately $97 million. Approximately $75 million relating to depreciation and amortization, share-based payments, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

During the quarter, the Company produced approximately $59 million in cash flow from operations and invested $130 million in capital expenditures, of which approximately $75 million related to new stores and approximately $8 million related to Wild Oats stores. In addition, the Company paid a cash dividend to shareholders of approximately $28 million in the quarter. Cash and cash equivalents, including restricted cash, increased to $31 million at year end, and total debt was $929 million, including $195 million drawn on the Company’s $350 million credit line.  Subsequent to the end of the quarter, the Company paid down approximately $32 million on its credit line, effectively reducing the amount drawn to approximately $164 million. Currently, the Company has approximately $102 million available on its credit line, net of $84 million in outstanding letters of credit, and intends to pay down the line fully once proceeds from the equity investment are received. The Company is in compliance with all applicable covenants in its debt agreements.

Results Excluding the Impact of Wild Oats
The following information excludes the estimated quantifiable impact of acquired operations.

The following table shows the Company’s growth in sales, comparable store sales, and ending square footage for the fiscal year compared to its historical five-year ranges and averages. The table also shows the Company’s fiscal year results for certain line items as a percentage of sales compared to its historical five-year ranges and averages, and the percentage of sales from identical as well as new and relocated stores compared to its historical five-year ranges and averages. The Company believes this is relevant information as new and relocated stores tend to have lower gross profit and higher direct store expenses as a percentage of sales, resulting in a lower store contribution than identical stores. Where applicable, historical percentages have been adjusted to exclude Hurricane Katrina charges and credits, as well as share-based payments expense incurred in fiscal year 2005 related to the Company’s September 2005 accelerated vesting of stock options.

	FY03-FY07 Range		FY03-FY07
	Low	High	Average	FY08
Sales growth	13.2%	22.8%	18.8%	13.7%
Comparable store sales growth	7.1%	14.9%	10.9%	5.0%
Identical store sales growth	5.8%	14.5%	10.0%	3.6%
Ending square footage growth	10%	18%	13%	14%

Gross profit	34.2%	35.1%	34.8%	34.5%
Direct store expenses	25.2%	26.0%	25.6%	26.3%
Store contribution	8.9%	9.6%	9.3%	8.2%
G&A expenses	3.1%	3.2%	3.2%	3.4%

Percent of sales from identical stores	89%	91%	90%	88%
Percent of sales from new & relocated stores	7%	9%	8%	10%

 Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

For the fourth quarter, sales increased 9% to $1.6 billion. Gross profit decreased 139 basis points from the prior year to 33.5% of sales. The LIFO charge was $4.7 million versus $2.6 million in the prior year due mainly to an increase in inflation reflected in CPI indices. Direct store expenses increased two basis points to 26.3% of sales. As a result, store contribution decreased 140 basis points to 7.2% of sales.

For stores in the identical store base, gross profit decreased 106 basis points from the prior year to 33.9% of sales primarily due to higher occupancy costs driven by an increase in utilities and property taxes as a percentage of sales and, to a lesser degree, higher cost of goods sold as a percentage of sales driven by cost increases that were greater than the Company’s increase in average retail prices. Direct store expenses improved 43 basis points from the prior year to 25.8% of sales due primarily to leverage in wages which was partially offset by an increase in depreciation as a percentage of sales. As a result, store contribution decreased 62 basis points to 8.1% of sales.

For the quarter, relocation, store closure and lease termination expense was $10.4 million which includes $5.5 million, or $0.02 per diluted share, related to 13 lease terminations of Whole Foods Market stores in development and $2.6 million, or $0.01 per diluted share, related to the closure of two regional bakehouses and one Fresh & Wild store in Bristol, England. The remaining $2.3 million related to other closure and relocation expenses.

Additional information on the quarter for comparable stores, excluding Wild Oats stores, is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores excluding Wild Oats	Comps	ROIC [1]	Stores	Size	Square Feet

Over 11 years old (15.4 years old, s.f. weighted)	-0.8%	75%	66	28,500	1,881,900
Between eight and 11 years old	-3.6%	50%	36	33,600	1,209,800
Between five and eight years old	-2.1%	37%	37	34,800	1,288,200
Between two and five years old	2.0%	16%	41	47,200	1,934,500
Less than two years old (includes eight relocations)	11.4%	-2% [2]	25	56,900	1,423,200

Comparable stores excl. Oats (7.3 years old, s.f. weighted)	0.2%	27%	205	37,700	7,737,700

1 Reflects only store-level capital and NOPAT, including pre-opening expense.
2 Excluding the Kensington store in London, NOPAT ROIC was -1%.

Estimated Impact of Wild Oats on the Quarter and Fiscal Year
The Company closed two Wild Oats stores during the quarter in connection with the opening of new Whole Foods Market stores. Sales at the 55 continuing Wild Oats stores for the quarter were $159.3 million, and comparable store sales growth for the last four weeks of the quarter was 4.6%.  To date, 45 Wild Oats stores have been re-branded.

As highlighted in the following table, the Company estimates the negative impact on net income from Wild Oats in the quarter was approximately $25.4 million, or $0.09 per diluted share, calculated using a 50.8% effective tax rate.  These results include charges of $14.7 million, or $0.05 per diluted share, related to idle Wild Oats properties and $1.5 million, or $0.01 per diluted share, related to asset impairments at two continuing Wild Oats locations. This estimate of dilution excludes unquantifiable synergies and costs in the core business.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Dilutive Impact of Wild Oats	(In millions, except per share amount)
Store contribution, excluding impairment charge	$4.1 [1]
Impairment charge on two continuing locations	(1.5)[2]
G&A expenses	(3.2)[3]
Idle properties costs	(14.7)[4]
Other store closure costs	(2.0)[4]
Net interest expense related to term loan	(8.1)
Total pre-tax impact	$(25.4)
Total after-tax impact	(12.5)
Impact per diluted share	$(0.09)

1	This reflects a store contribution for the 55 continuing stores of 2.6% of sales, a 54 basis point improvement from the third quarter.
2	This charge is included in direct store expenses.
3	G&A expenses include $2.5 million, or $0.01 per diluted share, in legal costs related to the Federal Trade Commission (“FTC”) lawsuit.
4
These costs relate to 40 idle Wild Oats properties and represent increases in the reserves for estimated higher net lease obligations, required due to the downturn in the real estate market and economy in general. The annual cash requirement associated with these idle locations, unrelated to the charge in the fourth quarter, is approximately $12.5 million but potentially will be reduced by future sublease revenue from these properties.

On July 29, 2008, the United States Court of Appeals for the District of Columbia, in a split decision, reversed the denial of the FTC’s request for an injunction regarding the Company’s acquisition of Wild Oats and remanded the case to the U.S. District Court for further evidentiary proceedings. Whole Foods Market has sought review of the July 29th decision by the entire Court of Appeals. While the Company disagrees with the reversal of the lower court decision denying the FTC’s request for a preliminary injunction, the decision acknowledges that neither the Court nor the FTC has found the merger to be unlawful. Separately, the FTC has resumed its administrative action challenging the acquisition. The administrative case is currently in the pretrial discovery phase and is scheduled to go to trial February 16, 2009. Whole Foods Market is vigorously contesting the administrative case and defending the merger which has benefited, and continues to benefit, both customers and Team Members.

Growth and Development
In the fourth quarter, the Company opened eight stores, closed one Fresh & Wild store in Bristol, England, and closed one Whole Foods Market store and two Wild Oats stores in connection with the opening of new Whole Foods Market stores. The Company ended the quarter with 275 stores totaling 9.9 million square feet. Subsequent to the close of the quarter, the Company relocated two stores in Las Vegas, NV and Millburn, NJ and opened two stores in Roseville, CA and Wellington, FL.

“Our new stores opened during the fourth quarter are off to a strong start. Our Venice Beach store in California ranks as our highest volume store in the Southern Pacific region, and we opened our first of four stores in Hawaii,” said Mr. Mackey. “At just under 30,000 square feet, we are pleased to report our Honolulu store is producing excellent sales per square foot since opening.”

The Company recently signed three new store leases averaging 38,200 square feet in size in San Francisco, CA; Marietta, GA; and North Raleigh, NC. These three stores currently are scheduled to open after fiscal year 2010. Since the Company’s third quarter earnings release on August 5th, the Company has terminated eight additional leases totaling approximately 434,800 square feet and has downsized three additional leases by an average of 17,000 square feet each. Of the terminated leases, five were for stores previously scheduled to open in fiscal year 2010, and three were for stores previously scheduled to open in fiscal year 2011.

The following table provides additional information about the Company’s store openings in fiscal years 2007 and 2008 and year to date in fiscal 2009, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2012. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

	Stores		Stores		Stores	Current	Current
	Opened		Opened		Opened	Leases	Leases
New Store Information	FY07		FY08		FY09 YTD	Tendered	Signed[1]

Number of stores (including relocations)	21		20		4	11	66
Number of relocations	5		6		2	2	13
Number of lease acquisitions, ground leases and owned properties	4		4		1	6	8
New markets	3		3		0	2	8
Average store size (gross square feet)	56,500		53,000		50,200	46,400	49,100
As a percentage of existing store average size	167%		146%		139%	128%	135%
Total square footage	1,185,800		1,060,700		200,800	510,900	3,293,900
As a percentage of existing square footage	13%		11%		2%	5%	33%
Average tender period in months	8.8		9.7		12.1
Average pre-opening expense per store (incl. rent)	$2.6 mil	[2]	$2.5 mil
Average pre-opening rent per store	$0.9 mil	[2]	$1.1 mil
Average development cost (excl. pre-opening)	$15.1 mil	[2]	$15.8 mil	[3]
Average development cost per square foot	$278	[2]	$297	[3]

1 Includes leases tendered
2 Excludes Kensington in London, England
3 Development costs include estimated costs for stores not yet final

Outlook for Fiscal Year 2009
The uncertain and rapidly changing economic environment makes it highly difficult to forecast future results.  Therefore the Company has chosen not to give comparable store sales growth guidance at this time. The Company has, however, provided base-case assumptions using flat comparable store sales, which would put total sales in the range of $8.3 billion for fiscal year 2009 driven by the opening of 15 new stores, seven of which are relocations.

The Company notes that year-over-year sales comparisons are difficult in the first half of the year and become less difficult on a quarterly basis throughout the year. For the first five weeks of the first quarter ended November 2, 2008, comparable store sales decreased 2.1% versus a 9.0% increase in the prior year, and identical store sales decreased 3.3% versus a 6.7% increase in the prior year.

The Company has opened four stores year to date. Of the Company’s 11 currently tendered stores, six are expected to open in fiscal year 2009, with five scheduled to open in fiscal year 2010. One additional store is expected to open in the first quarter this year; four stores are expected to open in the second quarter, and six are expected to open in the second half of the fiscal year.

The Company expects G&A expenses of approximately 3.1% of sales. In addition, the Company expects to incur significant costs related to the FTC lawsuit of $15 million to $20 million in fiscal year 2009, including $8 million to $10 million in the first quarter and $5 million to $7 million in the second quarter.

The Company expects total pre-opening and relocation costs in the range of $55 million to $60 million. Approximately half of this amount relates to pre-opening rent for stores scheduled to open in fiscal year 2009 and beyond.

 Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

The Company expects net interest expense in the range of $35 million to $40 million for the year.

The Company expects an annualized effective tax rate in the range of 41% to 42%.

Based on these assumptions and using flat comparable store sales growth, the Company estimates EBITDA in the range of $525 million to $545 million and EBITANCE in the range of $580 million to $605 million in fiscal year 2009. The Company estimates diluted earnings per share would be in the range of $0.95 to $1.00, excluding approximately $0.06 to $0.08 in estimated dilution from FTC-related legal costs and an estimated $0.19 impact from the Preferred Series A stock.

The Company expects capital expenditures in the range of $400 million to $450 million for the fiscal year.

The following table provides additional information about the Company’s estimated store openings for fiscal years 2009 through 2012, including four stores that have already opened in fiscal year 2009, based on the Company’s current development pipeline. These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

	Total			Total Square	Average Square
	Openings	Relocations	New Markets	Footage	Footage
FY09 stores opened YTD	4	2	0	200,800	50,200
FY09 stores in development	11	5	1	621,500	56,500
FY10 stores in development	17	0	4	686,300	40,400
FY11 stores in development	19	4	1	884,000	46,500
FY12 stores in development	19	4	2	1,045,800	55,000
Total [1]	70	15	8	3,438,400	49,100

1 Total square footage excludes three expansions in development.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2008, the Company had sales of approximately $8 billion and currently has 278 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for eleven consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, the successful resolution of ongoing FTC matters, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 30, 2007.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The shares of Series A Preferred Stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks Ended	Thirteen weeks ended	Fifty-two weeks ended	Fifty-three weeks ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Sales	$1,788,919	$1,743,412	$7,953,912	$6,591,773
Cost of goods sold and occupancy costs	1,192,917	1,140,330	5,247,207	4,295,170
Gross profit	596,002	603,082	2,706,705	2,296,603
Direct store expenses	476,474	454,424	2,107,940	1,711,229
Store contribution	119,528	148,658	598,765	585,374
General and administrative expenses	54,669	67,152	270,428	217,743
Operating income before pre-opening and store closure	64,859	81,506	328,337	367,631
Pre-opening expenses	15,151	18,601	55,554	59,319
Relocation, store closure and lease termination costs	27,159	4,666	36,545	10,861
Operating income	22,549	58,239	236,238	297,451
Interest expense	(8,303)	(4,177)	(36,416)	(4,208)
Investment and other income	1,267	2,487	6,697	11,324
Income before income taxes	15,513	56,549	206,519	304,567
Provision for income taxes	14,011	22,620	91,995	121,827
Net income	$1,502	$33,929	$114,524	$182,740

Basic earnings per share	$0.01	$0.24	$0.82	$1.30
Weighted average shares outstanding	140,286	139,095	139,886	140,088

Diluted earnings per share	$0.01	$0.24	$0.82	$1.29
Weighted average shares outstanding, diluted basis	140,286	140,154	140,011	141,836

Dividends declared per share	$-	$0.18	$0.60	$0.87

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
September 28, 2008 and September 30, 2007
(In thousands)

	2008	2007
Assets
Current assets:
Cash and cash equivalents	$30,534	$-
Restricted cash	617	2,310
Accounts receivable	115,424	105,209
Proceeds receivable for divestiture	-	165,054
Merchandise inventories	327,452	288,112
Prepaid expenses and other current assets	68,150	40,402
Deferred income taxes	80,429	66,899
Total current assets	622,606	667,986
Property and equipment, net of accumulated depreciation and amortization	1,900,117	1,666,559
Goodwill	659,559	668,850
Intangible assets, net of accumulated amortization	78,499	97,683
Deferred income taxes	109,002	104,877
Other assets	10,953	7,173
Total assets	$3,380,736	$3,213,128

	2008	2007
Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$380	$24,781
Accounts payable	183,134	225,728
Accrued payroll, bonus and other benefits due team members	196,233	181,290
Dividends payable	-	25,060
Other current liabilities	286,430	315,491
Total current liabilities	666,177	772,350
Long-term debt and capital lease obligations, less current installments	928,790	736,087
Deferred lease liabilities	199,635	152,552
Other long-term liabilities	80,110	93,335
Total liabilities	1,874,712	1,754,324
Shareholders' equity:
Common stock, no par value, 300,000 shares authorized; 140,286 and 143,787 shares issued; 140,286 and 139,240 shares outstanding in 2008 and 2007, respectively	1,066,180	1,232,845
Common stock in treasury, at cost	-	(199,961)
Accumulated other comprehensive income	422	15,722
Retained earnings	439,422	410,198
Total shareholders' equity	1,506,024	1,458,804
Commitments and contingencies
Total liabilities and shareholders' equity	$3,380,736	$3,213,128

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
September 28, 2008 and September 30, 2007
(In thousands)

	Fifty-two weeks ended	Fifty-three weeks ended
	September 28,	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$114,524	$182,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249,213	186,390
Loss on disposition of assets	12,949	5,654
Share-based payments expense	10,505	13,175
Deferred income tax benefit	(9,980)	(27,203)
Excess tax benefit related to exercise of team member stock options	(5,686)	(12,839)
Deferred lease liabilities	43,906	27,681
Other	11,603	8,169
Net change in current assets and liabilities:
Accounts receivable	(10,188)	(5,179)
Merchandise inventories	(52,023)	(51,055)
Prepaid expense and other current assets	(35,467)	1,345
Accounts payable	(45,950)	42,064
Accrued payroll, bonus and other benefits due team members	14,253	1,845
Other current liabilities	13,860	18,002
Net change in other long-term liabilities	14,241	8,515
Net cash provided by operating activities	325,760	399,304
Cash flows from investing activities:
Development costs of new store locations	(357,511)	(389,349)
Other property and equipment expenditures	(164,522)	(140,333)
Proceeds from hurricane insurance	1,500	-
Acquisition of intangible assets	(1,402)	(25,160)
Purchase of available-for-sale securities	(194,316)	(277,283)
Sale of available-for-sale securities	194,316	475,625
Decrease in restricted cash	1,693	57,755
Payment for purchase of acquired entities, net of cash	(5,480)	(596,236)
Proceeds from divestiture, net	163,913	-
Other investing activities	(3,245)	(701)
Net cash used in investing activities	(365,054)	(895,682)
Cash flows from financing activities:
Dividends paid	(109,072)	(96,742)
Issuance of common stock	18,019	54,383
Purchase of treasury stock	-	(99,997)
Excess tax benefit related to exercise of team member stock options	5,686	12,839
Proceeds from long-term borrowings	317,000	717,000
Payments on long-term debt and capital lease obligations	(161,153)	(93,357)
Other financing activities	(652)	-
Net cash provided by financing activities	69,828	494,126
Net change in cash and cash equivalents	30,534	(2,252)
Cash and cash equivalents at beginning of period	-	2,252
Cash and cash equivalents at end of period	$30,534	$-

Supplemental disclosure of cash flow information:
Interest paid	$36,155	$4,561
Federal and state income taxes paid	$118,366	$152,626
Non-cash transactions:
Increase in proceeds receivable for divestiture	$-	$165,054
Conversion of convertible debentures into common stock	$154	$5,686

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands, except per share amounts)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”), Earnings before interest, taxes and non-cash expenses ("EBITANCE") and Earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company’s cash flow results by adjusting for certain non-cash expenses. These expenses include depreciation, amortization, non-cash share-based payments expense, deferred rent, and LIFO. Similar to EBITDA, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements. Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended	Thirteen weeks ended	Fifty-two weeks ended	Fifty-three weeks ended
	September 28,	September 30,	September 28,	September 30,
EVA	2008	2007	2008	2007
Net income	$1,502	$33,929	$114,524	$182,740
Provision for income taxes	14,011	22,620	91,995	121,827
Interest expense and other	22,336	11,447	64,276	31,989
NOPBT	37,849	67,996	270,795	336,556
Income taxes (40%)	15,140	27,198	108,318	134,622
NOPAT	22,709	40,798	162,477	201,934
Capital charge	55,249	43,549	231,049	166,480
EVA	$(32,540)	$(2,751)	$(68,572)	$35,454

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and EBITANCE including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended	Thirteen weeks ended	Fifty-two weeks ended	Fifty-three weeks ended
	September 28,	September 30,	September 28,	September 30,
EBITDA and EBITANCE	2008	2007	2008	2007
Net income	$1,502	$33,929	$114,524	$182,740
Provision for income taxes	14,011	22,620	91,995	121,827
Interest expense, net	7,036	1,690	29,719	(7,116)
Income from operations	22,549	58,239	236,238	297,451
Depreciation and amortization	59,827	48,747	249,213	186,390
Earnings before interest, taxes, depreciation & amortization (EBITDA)	82,376	106,986	485,451	483,841
Non-cash expenses:
Share-based payments expense	2,906	2,488	10,505	13,175
LIFO expense	4,651	2,558	12,683	6,858
Deferred rent	7,290	8,425	34,874	17,743
Total other non-cash expenses	14,847	13,471	58,062	37,776
Earnings before interest, taxes, and non-cash expenses (EBITANCE)	97,223	120,457	543,513	521,617
Weighted average shares outstanding, diluted basis	140,286	140,154	140,011	141,836
EBITANCE per share	$0.69	$0.86	$3.88	$3.68